
----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                        |       OMB APPROVAL      |
----------------                                                                                     |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP          |OMB Number      3235-0104|
                                                                                                    |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,|Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or  |hours per response.....0.5|
(Print or Type Respones)                 Section 30(f) of the Investment Company Act 1940            ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                   |
|                                        |  Requiring Statement  |                                                             |
| SCOTT                 MICHELE        . |  (Month/Day/Year)     |   GLOBALNETCARE, INC. / GBCR                                |
|----------------------------------------|                       |--------------------------------------------------------------|
|      (Last)             (First)    (MI)|                    |5.Relationship of Reporting Person to |6.If Amendment, Date of  |
|                                        |     09/12/2000     |  Issuer (Check all Applicable)       |  Original (Mon/Day/Year)|
|                                        |                    |                                      |                         |
|                                        |--------------------| X Director             10% Owner     |         /  /            |
| 8, DU DOMAINE                          |3. IRS or Soc.Sec.. |---                 ---               |-------------------------|
|----------------------------------------|  No. of Reporting  |                                   |7.Individual or Joint/   |
|      (Street)                          |  Person (voluntary)|   Officer              Other         |  Group Filing           |
|                                        |                    |---(give title      ---(Specify below)|  (Check Applicable Line)|
|                                        |                    |    below)                            | X  Form filed by One    |
|                                        | -                  |                                      |--- Reporting Person     |
|                                        |                    |                                      |    Form filed by More   |
|  ILE PERROT      QUEBEC, CANADA J7P 2R9|                    |                                      |--- than Reporting Person|
|-------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                          |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial       |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                      |
|                                          |                             |  or Indirect |                                      |
|                                          |                             |  (I)(Instr.5)|                                      |
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
|------------------------------------------|-----------------------------|--------------|---------------------------------------|
| Class A Special Voting Shares Without    |                             |              |                                      |
| Par Value                                |  13,088,320                 |  D           |                                      |
|                                          |                             |              |                                      |
|-------------------------------------------------------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                          (Over)
 Potential persons who are to respond to the collection of information contained in this form are not required  SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
---------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of|
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |Beneficial |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |Ownership  |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|(Instr. 5) |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |           |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |           |
|                          |           |          |                            |of Shares|             |  Indirect |           |
|                          |           |          |                            |         |             |  (I)      |           |
|                          |           |          |                            |         |             |  (Instr.5)|           |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|------------|
|  Class A Preference      | 09/12/2000|   n/a    |   Convertible Security     |13,088,320  NIL        |   D       |           |
|  Shares of 3739007       |           |          |                            |         |             |           |           |
|  Canada Ltd.             |           |          |                            |         |             |           |           |
|-------------------------------------------------------------------------------------------------------------------------------|
Explanation of Responses:

3739007 Canada Ltd. is a wholly-owned subsidiary of GlobalNetCare, Inc.
Each Class A Preference Share is convertible into one common share of GlobalNetCare, Inc.


**Intentional misstatements or omissions of facts constitute Federal     /s/ Michele Scott                            09/20/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                PAGE: 2
                                                                                                                  SEC 1473 (7-97)